Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136506, 333-193334, 333-212205 and 333-214718 on Form S-8, Registration Statement Nos. 333-174866, 333-196716 and 333-221296 on Form S-3 ASR, and Registration Statement Nos. 333-145696, 333-159037, 333-167393 and 333-171487 on Form S-3 of our report dated February 25, 2020, relating to the consolidated financial statements of Evercore Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 25, 2020